UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 19, 2006
AVANADE INC.
(Exact name of Registrant as specified in its charter)

Washington	000-51748	91-2032865
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)
2211 Elliott Avenue, Suite 200
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 239-5600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement
Adoption of Long-Term Incentive Plan
     On June 19, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Avanade Inc. (the “Company”) approved the Avanade Inc. Long-Term Incentive Plan (the “Plan”), in accordance with the authorization and direction of the Board as resolved on May 17, 2006. The Compensation Committee adopted the Plan effective immediately. The purpose of the Plan is to attract and retain highly qualified employees and align the Company’s employees’ interests with the Company’s continued growth and success. The Plan authorizes the Board or a designated plan administrator (the “Plan Administrator”) to grant awards to eligible employees, including the Company’s named executive officers. The Board designated the Compensation Committee to act as the Plan Administrator.
     Awards under the Plan will be granted in the form of Avanade Valuation Units (“Units”), each of which will be based on a value (the “Base Value”) determined by the Board or the Plan Administrator that, except for the initial grants described below, may not be less then the fair-market value of the common stock of the Company as of the effective date of the applicable grant. The awards will vest according to schedules determined by the Plan Administrator. Once vested, each Unit will be paid based on the difference between the fair-market value of the common stock of the Company at the time the award vests and the applicable Base Value (not less than zero) of such Unit, provided, however, that (a) the aggregate payment of Units that vest in any calendar year cannot exceed twelve percent of the operating income of the Company before reducing for Unit payments, and (b) the Plan Administrator may reduce the amount paid with respect to Units for any reason in its sole discretion, but not below zero. Payments on vested Units will be made not later than March 31 of the calendar year following the date of vesting. Under the Plan, vesting of Units (or a portion thereof) and payments thereon may be accelerated upon the occurrence of certain events as specifically provided in the Plan. Except as otherwise provided in the Plan, awards not vested at the time of the termination of a recipient’s employment will terminate and be cancelled.
     The Plan will terminate on June 19, 2016 unless earlier terminated by the Board. The Board has the authority to amend, alter or discontinue the Plan at any time in its discretion, provided that such action does not impair any award recipient’s rights with respect to any then-outstanding awards without such recipient’s consent, except as the Board deems necessary to comply with applicable laws.
     Units will be awarded pursuant to an Avanade Valuation Unit Grant Notice and Avanade Valuation Unit Agreement between the Company and each recipient, the forms of which were also approved by the Compensation Committee on June 19, 2006.
     A copy of the Plan is attached to this Current Report on Form 8-K as Exhibit 10.1 and the forms of the Avanade Valuation Unit Grant Notice, Avanade Valuation Unit Grant Notice — Australia and Avanade Valuation Unit Agreement are attached to this Current Report on Form 8-K as Exhibits 10.2, 10.3 and 10.4, respectively. Amendments to the forms of the Avanade Valuation Grant Notice, Avanade Grant Notice — Australia and Avanade Valuation Unit Agreement may be approved by the Plan Administrator to comply with local laws for participants in various jurisdictions.
Initial Awards under the Plan
     Following the adoption of the Plan, and acting upon the recommendation and approval of the Board, the Plan Administrator approved the following initial grants under the Plan to its named executive officers, such grants to have an effective date of June 19, 2006:

Name and Position	Number of Units	Base Value	Vesting Schedule

Mitchell Hill	200,000	$6.14 / share	Twenty-five percent
Chief Executive Officer			(25%) of the Units will vest on 11/30/06 and on each annual anniversary thereafter, subject to earlier termination or acceleration as provided in the Agreement and/or the Plan.

Howard Kilman	70,000	$6.14 / share	Twenty-five percent
General Manager, North America			(25%) of the Units will vest on 11/30/06 and on each annual anniversary thereafter, subject to earlier termination or acceleration as provided in the Agreement and/or the Plan.

Ashish Kumar Chief Technology Officer	90,000	$6.14 / share	Twenty-five percent (25%) of the Units will vest on 11/30/06 and on each annual anniversary thereafter, subject to earlier termination or acceleration as provided in the Agreement and/or the Plan.

Adam Warby	90,000	$6.14 / share	Twenty-five percent
Executive Vice President,			(25%) of the Units
Global Market Development			will vest on 11/30/06 and on each annual anniversary thereafter, subject to earlier termination or acceleration as provided in the Agreement and/or the Plan.

Andrew White General Manager, Europe	90,000	$6.14 / share	Twenty-five percent (25%) of the Units will vest on 11/30/06 and on each annual anniversary thereafter, subject to earlier termination or acceleration as provided in the Agreement and/or the Plan.

Item 9.01. Financial Statements and Exhibits.
Exhibits

Exhibit
Number	Exhibit Description

10.1	Avanade Inc. Long-Term Incentive Plan
10.2	Form of Avanade Valuation Unit Grant Notice
10.3	Form of Avanade Valuation Unit Grant Notice — Australia
10.4	Form of Avanade Valuation Unit Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVANADE INC.
Date: June 23, 2006	By:	/s/ Dennis K. Knapp
		Name:	Dennis K. Knapp
		Title:	Chief Financial Officer